Exhibit 4
JOINT FILING AGREEMENT
     This JOINT FILING AGREEMENT, dated as of September 22, 2010, is made by and between Grupo México, S.A.B. de C.V. (“Grupo México”) and Infraestructura y Transportes México, S.A. de C.V. (“ITM”). Grupo México and ITM are collectively referred to herein as the “Parties” and each individually as a “Party.” Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Amendment No. 5 to the Schedule 13D filed on or about this date (as further amended, the “Statement on Schedule 13D”) is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the Parties without the necessity of executing or filing additional joint filing agreements. The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.
     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the day and year first above written.

GRUPO MÉXICO, S.A.B. DE C.V.
By:	/s/ Daniel Muñiz Quintanilla
	Name:	Daniel Muñiz Quintanilla
	Title:	Chief Financial Officer

INFRAESTRUCTURA Y TRANSPORTES MÉXICO
By:	/s/ Daniel Muñiz Quintanilla
	Name:	Daniel Muñiz Quintanilla
	Title:	Attorney-in-Fact